EXHIBIT 4.3

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

WLG INC.

12% Secured Subordinated Promissory Note

$600,000	As of July 1, 2008

FOR VALUE RECEIVED, WLG Inc., a Delaware corporation (collectively with all of its Subsidiaries (as defined below), the “Company”) with its principal executive office at 920 East Algonquin Road, Suite 120, Schaumberg, IL 60173, promises to pay to the order of Christopher Wood, or his assigns (the “Payee”), the principal amount of Six Hundred Thousand Dollars ($600,000) (the “Principal Amount”) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with, and shall be payable as provided in, Section 2 hereof. Nothing in this paragraph shall be construed as the consent by the holder of this Note to any action otherwise prohibited by the terms of this Note or as a waiver of any such prohibition. For purposes of this Note, “Subsidiary” means any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock, membership interests (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company (or any of its other Subsidiaries).

Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and in immediately available funds.

The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default, to pay to the holder of this Note, on demand, all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and collection of this Note.

1. Payment of the Note.

A. Subject to Subsections 1B, 1C and 1D below, the Principal Amount of this Note shall be due and payable in twelve (12) equal monthly installments of $50,000 (each an “Installment”). The first Installmant shall be due and payable on January 31, 2009 and, thereafter, Installments shall be due on the last Business Day (as hereinafter defined) of each following calendar month. All payments due hereunder shall be made to the Payee in immediately available funds acceptable to the Payee. For purposes of this Note, “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

B. In the event that Payee’s employment with the Company is terminated for any reason, the remaining outstanding Principal Amount of this Note, and all accrued and unpaid interest, shall become immediately due and payable to Payee.

C. In the event that the Company raises not less than three million dollars ($3,000,000), through the issuance of debt or equity, the remaining outstanding Principal Amount of this Note, and all accrued and unpaid interest, shall be due and payable upon demand by the Payee.

D. In the event that the Company undergoes a Change of Control (as defined below), the remaining outstanding Principal Amount of this Note, and all accrued and unpaid interest, shall become immediately due and payable to Payee. For purposes of this Note, the term “Change of Control” shall mean any of the following events:

(i) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (1) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition by the Company; (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (3) an acquisition by Payee and/or any affiliate, assignee and/or transferee of Payee (a “Wood Party”); or (4) any acquisition by any Person pursuant to a transaction which would qualify as an Excluded Corporate Transaction (as hereinafter defined); or

(ii) The approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”), excluding, however, such a Corporate Transaction, pursuant to which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock (an “Excluded Corporate Transaction”); or

(iii) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than to a corporation pursuant to a transaction which would qualify as a Corporate Transaction other than an Excluded Corporate Transaction.

2. Interest.

A. Interest Rate. The outstanding Principal Amount shall bear interest at the rate of twelve (12%) percent per annum.

B. Computation and Payment of Interest. Interest on the Principal Amount shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be due and payable monthly in arrears on each date that an Installmant is due and payable.

3. Security

A. Grant of Security Interest. To secure the payment of all interest and the Principal Amount (the “Obligations”), including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, the Company hereby assigns and grants to Payee, a continuing security interest and Lien (as hereinafter defined), subordinated to Permitted Encumbrances (as hereinafter defined), in and to all right, title and interest of the Company in all assets and properties of the Company, whether now owned or existing or hereafter acquired or arising and regardless of where located, including the proceeds thereof (all being collectively referred to as the “Collateral”), and including, without limitation, the following property of the Company, each as defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute Uniform Commercial Code (the “UCC”):

(i)	Accounts;
(ii)	Deposit Accounts;
(iii)	Documents of Title;
(iv)	Equipment;
(v)	General Intangibles;
(vi)	Inventory;
(vii)	Investment Property; and
(viii)	Intellectual Property.

B. Preservation of Collateral and Perfection of Security Interests Therein. The Company shall, at Payee’s reasonable request, at any time and from time to time, execute and deliver to Payee within ten (10) days of such request, such financing statements, documents and other agreements and instruments and do such other acts and things as Payee may deem reasonably necessary in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Payee (free and clear of all other Liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Encumbrances) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral.

C. Possession of Collateral and Related Matters. Until an Event of Default has occurred and is continuing, the Company shall have the right, except as otherwise provided in this Note, in the ordinary course of the Company’s business, to (a) sell or lease any of the Company’s Inventory normally held by the Company for any such purpose, (b) use and consume any raw materials, work-in-process or other materials normally held by the Company for such purpose, or (c) dispose of any obsolete or excess equipment in the ordinary course of business; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of any debt owed by the Company.

D. Release of Security Interests. Upon the indefeasible payment and satisfaction in full of the Obligations, Payee shall release all Liens and security interests granted by the Company by execution and/or delivery of appropriate documentation, including, but not limited to, UCC termination statements, (A) within three (3) Business Days of such payment or (B) concurrently with such payment if the Company gives three (3) Business Days advance notice of such payment.

E. Definitions. For purposes of this Section 3 of this Note, the following terms shall have the following meanings:

(i) “Lien” shall mean any interest in Property securing an obligation owed to a Person whether such interest is based on the common law, statute or contract, and including but not limited to a security interest arising from a mortgage, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” includes but is not limited to mechanics', materialmens', warehousemens' and carriers' liens and other similar encumbrances. For the purposes hereof, a Person shall be deemed to be the owner of Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

(ii) “Permitted Encumbrances” shall mean (i) Liens for taxes which are not delinquent or which are being contested in good faith, mechanic's and materialmen's Liens and other statutory Liens with respect to obligations which are not overdue or which are being contested in good faith, and Liens resulting from deposits to secure the payments of workmen's compensation or other social security or to secure the performance of bids or contracts in the ordinary course of business, (ii) capitalized lease or purchase money security interest obligations in the ordinary course of business or assumed as part of a permitted acquisition, (iii) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions affecting real estate, and (iv) Liens securing the Senior Debt.

(iii) “Person” shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

(iv) “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

(v) “Senior Debt” shall mean the obligations of the Company set forth on Schedule I attached.

4. Events of Default.

A. The occurrence of either of the events listed in subsections (i) or (ii) below, unless consented to or waived by Payee, shall constitute an “Event of Default”:

(i) Non-Payment of Obligations. The Company shall default in the payment of the principal or accrued interest on this Note when and as the same shall become due and payable, whether by acceleration or otherwise and such failure shall not be remedied within ten (10) calendar days of the applicable due date; or

(ii) Bankruptcy, Insolvency, etc. The Company and/or any of its Subsidiaries shall:

(a) generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

(b)  apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within thirty (30) days;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy, insolvency or comparable law, or any dissolution, winding up or liquidation proceeding, in respect of the Company and/or any Subsidiary, and, if such case or proceeding is not commenced by the Company or a Subsidiary or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or

(e) take any corporate action authorizing, or in furtherance of, any of the foregoing;

B. Action if Bankruptcy, Insolvency, etc. If any Event of Default described in clauses (ii)(a) through (d) of Section 4A shall occur, the outstanding Principal Amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

C. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (ii)(a) through (d) of Section 4A) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Payee may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount of this Note together with interest accrued thereon to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid Principal Amount (or any portion thereof so demanded), such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

D. Remedies. In case any Event of Default shall occur and be continuing, Payee may proceed to protect and enforce its rights by a proceeding seeking the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as Payee shall determine.

5. Amendments and Waivers.

A. The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and Payee.

B. No failure or delay on the part of Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company, in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

C. To the extent that the Company, makes a payment or payments to Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

D. After any waiver, amendment or supplement under this section becomes effective, the Company, shall mail to the holder of this Note a copy thereof.

6. Miscellaneous.

A. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and Payee, respectively, whether so expressed or not.

B. Governing Law. This Note shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Note, shall be brought solely and exclusively in a federal or state court located in the City, County and State of New York. By their execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

C. Notices. All notices and other communications from the Company to the Payee shall be mailed by first class, registered or certified mail, postage prepaid, and/or a nationally recognized overnight courier service to the address furnished to the Company, in writing by the Payee.

D. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

WLG INC.

By:	/s/ David Koontz
Name: David Koontz
Title: Chief Financial Officer

AGREED AND ACCCEPTED:

CHRISTOPHER WOOD

/s/ Christopher Wood

Schedule I

	Asean	Asean	HK Subsidiaries	WCS
	NAB			JP
	Note D		Hong Kong	Morgan
	Line of	NAB	Bank	Chase
	Credit	0D Facility	Term Debt	Term Debt

Facility amount	3,847,200	649,215	275,562	5,500,000

Maturity date	On-going	On-going	October 08	November 28, 2008
	Reviewed annually	Reviewed annually
	Renewed 6/12/07	Renewed 6/12/07

Interest rate	11.73%	10.83%	Prime less 3/4%	Prime

Current balance (approx July 1, 2008)	2,341,400	649,215	93,541	3,198,000